SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          LOUISIANA-PACIFIC CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    546347105
                                 (CUSIP Number)

                                   Mary A. Lee
                         TPG-Axon Capital Management, LP
                         888 Seventh Avenue, 38th Floor
                            New York, New York 10019
                                 (212) 479-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               FEBRUARY 28, 2006
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                              (Page 1 of 15 Pages)

------------------------------                         -------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 2 of 15 Pages
------------------------------                         -------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         TPG-Axon Capital Management, LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      5,266,900
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            5,266,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,266,900
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.98%*
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------
* All percentage ownerships reported in this Schedule 13D/A are based on 105,773,933 shares of Common Stock issued and outstanding as of October 26, 2005, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30,2005 filed with the Securities and Exchange Commission on November 7, 2005.

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 3 of 15 Pages
------------------------------                         ------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         TPG-Axon Partners GP, LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      1,814,769
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            1,814,769
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,814,769
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.72%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------------------------                         -------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 4 of 15 Pages
------------------------------                         -------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         TPG-Axon Partners, LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      1,814,769
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            1,814,769
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,814,769
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.72%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 5 of 15 Pages
------------------------------                         ------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         TPG-Axon GP, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      5,266,900
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            5,266,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,266,900
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.98%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
-------------------------------------------------------------------------------

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 6 of 15 Pages
------------------------------                         ------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         TPG-Axon Partners (Offshore), Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, BWI
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      3,452,131
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            3,452,131
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,452,131
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.26%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
-------------------------------------------------------------------------------

------------------------------                         -------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 7 of 15 Pages
------------------------------                         -------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Dinakar Singh LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      5,266,900
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            5,266,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,266,900
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.98%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
-------------------------------------------------------------------------------

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 8 of 15 Pages
------------------------------                         ------------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Dinakar Singh
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [_]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
-------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e).

         N/A
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
-------------------------------------------------------------------------------
   NUMBER OF     7    SOLE VOTING POWER
     SHARES
                      0
                 --------------------------------------------------------------
  BENEFICIALLY   8    SHARED VOTING POWER

                      5,266,900
                 --------------------------------------------------------------
    OWNED BY     9    SOLE DISPOSITIVE POWER

      EACH            0
                 --------------------------------------------------------------
   REPORTING
     PERSON     10    SHARED DISPOSITIVE POWER

      WITH            5,266,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,266,900
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.98%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 9 of 15 Pages
------------------------------                         ------------------------

     Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 1") amends the Schedule 13D filed on June 20, 2005 (File Number 005-11023) ("Schedule 13D"). This Amendment No. 1 is being filed by TPG-Axon Capital Management, LP ("TPG-Axon Management"), TPG-Axon Partners GP, LP ("PartnersGP"), TPG-Axon Partners, LP ("TPG-Axon Domestic"), TPG-Axon GP, LLC ("GPLLC"), TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore"), Dinakar Singh LLC ("Singh LLC") and Dinakar Singh ("Mr. Singh"). The foregoing persons are sometimes collectively referred to herein as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief of the Reporting Persons. This Amendment No. 1 relates to the Common Stock, par value $1.00 per share (the "Common Stock"), of Louisiana-Pacific Corporation, a Delaware corporation (the "Issuer"). References herein to the "Shares" are to the Common Stock of the Issuer being reported herein by the Reporting Persons.

     The Reporting Persons are making a single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The agreement among the Reporting Persons to file jointly (the "Joint Filing Agreement") is attached hereto as Exhibit 1.

     TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore. Mr. Singh and Eric Mandelblatt ("Mr. Mandelblatt") are Co-Chief Executive Officers of TPG-Axon Management.

     Each of Singh LLC, GPLLC, PartnersGP, Mr. Singh and Mr. Mandelblatt disclaims beneficial ownership of all of the shares of Common Stock reported in this Amendment No. 1.


ITEM 5.   Interest in Securities of the Issuer

     Item 5 is hereby amended and restated as follows:

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 5,266,900 Shares, representing approximately 4.98% of the Issuer's outstanding Common Stock (based upon the 105,773,933 Shares stated to be outstanding by the Issuer as of October 26, 2005, in the Issuer's Form 10-Q for the quarterly period ending on September 30, 2005, filed with the Securities and Exchange Commission on November 7, 2005). Each of Mr. Singh, Singh LLC, TPG-Axon Management and GPLLC may be deemed to beneficially own 5,266,900 Shares. TPG-Axon Offshore may be deemed to beneficially own 3,452,131 Shares. Each of PartnersGP and TPG-Axon Domestic may be deemed to beneficially own 1,814,769 Shares. Each Reporting Person disclaims beneficial ownership of any of the Shares other than as reported herein as being directly held by it.

     (b) As of the date hereof, Mr. Singh, Singh LLC, TPG-Axon Management and GPLLC have, directly or indirectly, the right to vote and dispose or direct the disposition of, 5,266,900 Shares. TPG-Axon Offshore has, directly or indirectly, the right to vote and dispose or direct the disposition of, 3,452,131 Shares. Each of PartnersGP and TPG-Axon Domestic have, directly or indirectly, the right to vote and dispose or direct the disposition of, 1,814,769 Shares. (The percentages herein are based upon the 105,773,933 Shares stated to be outstanding by the Issuer as of October 26, 2005, in the Issuer's Form 10-Q for the quarterly period ending on September 30, 2005, filed with the Securities and Exchange Commission on November 7, 2005).

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 10 of 15 Pages
------------------------------                         ------------------------

     (c) See Exhibit 2 attached hereto.

     (d) Not applicable.

     (e) February 28, 2006 is the date on which the Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares.

ITEM 7. Material to Be Filed as Exhibits

Exhibit 1 -- Joint Filing Agreement dated June 20, 2005, signed by each of the Reporting Persons in order to confirm that this statement is being filed on behalf of each of the Reporting Persons (previously filed with Schedule 13D on June 20, 2005 and incorporated by reference herein).

Exhibit 2 -- Table of Transactions

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 28, 2006



                                    Dinakar Singh LLC


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Managing Member

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 11 of 15 Pages
------------------------------                         ------------------------

                                    TPG-Axon GP, LLC


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Capital Management, LP
                                    By:  TPG-Axon GP, LLC, general partner


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Partners GP, LP
                                    By:  TPG-Axon GP, LLC, general partner


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Partners, LP
                                    By:  TPG-Axon Partners GP, LP, general
                                         partner
                                    By:  TPG-Axon GP, LLC, general partner


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Partners (Offshore), Ltd.


                                    By: /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Director


                                    /s/ Dinakar Singh
                                    ---------------------------------------
                                        Dinakar Singh

------------------------------                         ------------------------
CUSIP NO. 546347105                SCHEDULE 13D/A        Page 12 of 15 Pages
------------------------------                         ------------------------

                                LIST OF EXHIBITS
                                TO SCHEDULE 13D/A


1. Agreement to Make Joint Filing (previously filed with Schedule 13D on June 20, 2005 and incorporated by reference herein).
2.    Table of Transactions

                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



      Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


      Dated:  June 20, 2005


                                    Dinakar Singh LLC



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Managing Member


                                    TPG-Axon GP, LLC



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Capital Management, LP
                                    By:  TPG-Axon GP, LLC, general partner



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President

                                    TPG-Axon Partners GP, LP
                                    By:  TPG-Axon GP, LLC, general partner



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Partners, LP
                                    By:  TPG-Axon Partners GP, LP, general
                                         partner
                                    By:  TPG-Axon GP, LLC, general partner



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Co-President


                                    TPG-Axon Partners (Offshore), Ltd.



                                    By:  /s/ Dinakar Singh
                                        -----------------------------------
                                        Dinakar Singh
                                        Director




                                     /s/ Dinakar Singh
                                    ---------------------------------------
                                        Dinakar Singh

                                    EXHIBIT 2

                              TABLE OF TRANSACTIONS


      The Reporting Persons listed below sold the following Shares in the open market in the last sixty days:



   ----------------------------------------------------------------------------
      NAME OF REPORTING PERSON   TRADE DATE   NO. OF SHARES    PRICE PER SHARE
   ----------------------------------------------------------------------------
   TPG-Axon Partners, LP         1/4/2006        25,119            27.9347
   ----------------------------------------------------------------------------
                                 1/5/2006        20,915            28.0613
   ----------------------------------------------------------------------------
                                 1/6/2006       129,245            28.0267
   ----------------------------------------------------------------------------
                                 1/9/2006       144,371            28.0896
   ----------------------------------------------------------------------------
                                 2/28/2006       13,438            28.6892
   ----------------------------------------------------------------------------
                                 2/28/2006    65,570.55            28.6370
   ----------------------------------------------------------------------------
                                 2/28/2006      103,368            28.5614
   ----------------------------------------------------------------------------
                                 2/28/2006       68,912            28.5861
   ----------------------------------------------------------------------------


 TPG-Axon Partners
    (Offshore), Ltd.             1/4/2006        47,781            27.9347
   ----------------------------------------------------------------------------
                                 1/5/2006        39,785            28.0613
   ----------------------------------------------------------------------------
                                 1/6/2006       245,855            28.0267
   ----------------------------------------------------------------------------
                                 1/9/2006       274,629            28.0896
   ----------------------------------------------------------------------------
                                 2/28/2006       25,562            28.6892
   ----------------------------------------------------------------------------
                                 2/28/2006   124,729.45            28.6370
   ----------------------------------------------------------------------------
                                 2/28/2006      196,632            28.5614
   ----------------------------------------------------------------------------
                                 2/28/2006      131,088            28.5861
   ----------------------------------------------------------------------------